EXHIBIT 99

                  PRESS RELEASE OF GREAT PEE DEE BANCORP, INC.

FOR IMMEDIATE RELEASE

July 25, 2005

GREAT PEE DEE BANCORP, INC., ANNOUNCES EARNINGS

Cheraw, SC-July 25, 2005 - Herbert W. Watts, President and CEO of Great Pee Dee Bancorp, Inc., (NASDAQ:PEDE) announced today fourth quarter and year-end financial results for the company. For the quarter ended June 30, 2005, the company reported net income of $262,000, or $.15 per diluted share compared to $292,000 or $.17 per diluted share for the same period last year. For the year ended June 30, 2005, net income was $1,164,000 or $.68 per diluted share, compared to $1,248,000 or $.73 per diluted share for the same period last year.

Assets of the company increased by $39 million, or 25% to $195 million during the year with loan growth of $40 million, or 34%. Deposits also increased by more than $28 million, or 25%. Income for the year was down slightly, as there was a significant increase in personnel and occupancy expenses due to the significant growth of the company. This growth resulted in an increase of net interest income of $236,000, even though the net interest margin declined during the year.

Great Pee Dee Bancorp, Inc. has as its sole subsidiary, Sentry Bank & Trust, a $195 million savings bank which has served the Pee Dee area since 1935. The company's stock trades on the NASDAQ market under the symbol "PEDE".

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                              Great Pee Dee Bancorp
                              Summary of Operations
                      (000's omitted except per share data)

                                       Three months         Three months      Twelve months         Twelve months
                                           ended                ended             ended                 ended
                                       June 30, 2005        June 30, 2004     June 30, 2005        June 30, 2004
                                       -------------        -------------     -------------        -------------
                                        (unaudited)                               (unaudited)

          Interest Income                  $2,755               $2,209               9,371                 8,312

         Interest Expense                  1,235                 774                 3,954                 3,131

        Net Interest Income                1,520                1,435                5,417                 5,181

      Provision for Loan Loss               136                   0                   192                   375

    Net Income after provision             1,384                1,435                5,225                 4,806

        Non-interest income                 197                  254                 1,316                 1,274

       Non-interest expense                1,170                1,215                4,723                 4,105

         Income before tax                  411                  474                 1,818                 1,975

           Income taxes                     149                  182                  654                   727

            Net Income                      262                  292                 1,164                 1,248

       Net Income per share
               Basic                        0.15                 0.17                 0.68                 0.74
               Dilutive                     0.15                 0.17                 0.68                 0.73

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                              Great Pee Dee Bancorp
                             End of Period Balances
                      (000's omitted except per share data)

                                       June 30, 2005        June 30, 2004
                                        (unaudited)

              Assets                      $195,498             $156,355

            Total Loans                   155,715              115,603

      Allowance for Loan Loss              1,593                1,532

             Deposits                     136,410              108,945

        Shareholder Equity                 26,152               26,051

       Book Value per share                $14.52               $14.38



             Contact:

       Great Pee Dee Bancorp
         Herbert W. Watts
           843-537-7656